Exhibit 1.1
EXECUTION COPY
DATE: 09.11.07
9 November 2007
Wilson HTM Corporate Finance Limited
Underwriting agreement for renounceable entitlement offer of shares
Relating to Universal Biosensors, Inc.
EXECUTION VERSION

Contents

1	Interpretation		1
	1.1	Definitions	1
	1.2	Construction	4
	1.3	Headings	5

2	Agreement to manage		5
	2.1	Appointment	5
	2.2	Allotment	5

3	Agreement to underwrite		6
	3.1	Appointment	6
	3.2	Underwrite	6
	3.3	Sub-underwrite	6

4	Conditions		6
	4.1	Conditional obligation of Underwriter	6
	4.2	Conditions not satisfied or waived	6

5	Conduct of the Offer		7
	5.1	Conduct of Offer	7
	5.2	Support and access	7
	5.3	Offer Documents	7
	5.4	Valid Applications	7
	5.5	Acceptance of applications	8
	5.6	Allotment	8
	5.7	Particulars of the application and records	8
	5.8	Settlement procedures	8
	5.9	Shortfall Notice	9
	5.10	Reasonable endeavours	9
	5.11	Satisfaction of obligations	9

6	Shortfall notification		9
	6.1	Shortfall Notice and Closing Certificate	9
	6.2	Subscriptions to be lodged	9
	6.3	Discharge of obligation	10

7	Due Diligence Investigations		10
	7.1	Company's responsibilities	10
	7.2	Access to premises, books and records	10
	7.3	ASX and ASIC	10
	7.4	Supplementary Offer Documents	10

8	Representations and warranties		11
	8.1	Representations and warranties by the Company	11
	8.2	Representations and warranties by the Underwriter	15
	8.3	True and correct	16
	8.4	Reliance	16

9	Undertakings by the Company		16
	9.1	Undertakings by the Company	16
	9.2	Consultation	18

10	Fees and Costs		18
	10.1	Underwriting commission and management fee	18
	10.2	Legal Costs	18
	10.3	Other Costs	18
	10.4	Set off	19
	10.5	Break fees	19

11	Relief of Underwriter’s obligations		19
	11.1	Termination events	19
	11.2	Notice	22
	11.3	Underwriter's rights and powers	22
	11.4	Reasonableness	22
	11.5	Termination	22
	11.6	Claims	23

12	Indemnities		23
	12.1	Company responsibility	23
	12.2	Indemnity	23
	12.3	Limited indemnity	24
	12.4	Release	24
	12.5	Notification	24
	12.6	Defence	24
	12.7	Obligations of Indemnified Party	24
	12.8	Further indemnity	25
	12.9	Settlement of proceedings	25
	12.10	Right to assume control of proceedings	25
	12.11	Contractual contribution	26
	12.12	Proportional contribution	26
	12.13	No excess contribution	26
	12.14	Reimbursement by Company	26
	12.15	Reimbursement by Indemnified Party	26
	12.16	No prejudice	26

13	Goods and services tax (GST)		26
	13.1	Supply subject to GST	26
	13.2	GST amount	27
	13.3	Input Tax Credit	27
	13.4	Tax Invoice	27
	13.5	Acknowledgment	27

14	Notices		27
	14.1	General	27
	14.2	How to give a communication	27
	14.3	Particulars for delivery of notices	27
	14.4	Communications by post	28
	14.5	Communications by fax	28
	14.6	After hours communications	28
	14.7	Process service	28
page ii

15	General		28
	15.1	Amendment	28
	15.2	Waiver and exercise of rights	29
	15.3	Rights cumulative	29
	15.4	Consents	29
	15.5	Further steps	29
	15.6	Governing law and jurisdiction	29
	15.7	Assignment	29
	15.8	Counterparts	29
	15.9	Entire understanding	29
	15.10	Indemnities	30
	15.11	Enforceability	30
	15.12	No fiduciary relationship	30
	15.13	Time is of the essence	30
	15.14	Severability	30
page iii

Date 9 November 2007

Parties
Wilson HTM Corporate Finance Limited ABN 65 057 547 323 of Level 26, Governor Phillip Tower, 1 Farrer Place, Sydney NSW 2000 (Wilson HTM); and

Universal Biosensors, Inc. ARBN 65 057 547 323 of 1 Corporate Avenue, Rowville, Victoria 3178 (UBI or Company).
Background
A	The Company is seeking to raise approximately $34.2 million of new equity capital by an issue of approximately 28.5 million Shares that will be offered to Eligible Shareholders in a renounceable entitlement offer on a 2 for 9 basis.
B	The Underwriter has agreed to underwrite the Offer on the terms and conditions set out in this agreement.
Agreed terms
1	Interpretation
1.1	Definitions
The following words have these meanings in this agreement unless the contrary intention appears.

Acceptance means an acceptance of all or part of an entitlement to subscribe for Offer Shares offered to a Shareholder.

Affiliate has the meaning given to it in Rule 501(b) of the Securities Act.

Allotment Date means the day the Offer Shares are allotted to successful Applicants.

Announcement Date means the day the Offer is announced, as set out in the Timetable.

Applicant means a person who lodges an Acceptance.

Application Form means any entitlement form for the Offer.

Application Money means money payable by an Applicant for any Offer Shares at the Offer Price in respect of the Applicant’s Acceptance.

ASIC means the Australian Securities & Investments Commission.

ASX means ASX Limited.

ATO means the Australian Taxation Office.

Business Day means a day on which:
(a)	ASX is open for trading in securities; and

(b)	banks are open for general banking business in Melbourne and Sydney.
Business Rules means the ASX Market Rules as waived or modified by ASX.

CDI means a CHESS Depositary Interest representing the beneficial interest in an Offer Share, that is issued in accordance with Section 13 of the ASTC Settlement Rules.

Claim means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent whether at law, in equity, under statute or otherwise.

Closing Certificate means a certificate in the form set out in schedule 2 signed by two Directors or one Director and one company secretary.

Closing Date means the date stated in the Timetable as the last day for the receipt of Acceptances.

Completion will occur when all of the Offer Shares have been allotted in accordance with the Offer or this agreement.

Corporations Act means the Corporations Act 2001 (Cth).

Costs means any costs, charges or expenses.

Despatch Date means the date stated in the Timetable as the last day for the Company to despatch the personalised Application Forms to Shareholders.

Directed Selling Efforts has the meaning given to it in Rule 902(c) of the Securities Act.

Director means a director of the Company.

Distribution Compliance Period means the period of one year from and including the Closing Date, as specified in connection with Category 3 of Rule 903(b) under the Securities Act.

Due Diligence Investigations means the activities referred to in clause 7.1 and any questionnaires completed by the Company or its officers, management, employees or agents and provided to the Underwriter before or after the date of this agreement.

Eligible Shareholders means Shareholders eligible to participate in the Offer, being Shareholders at 7.00pm on the Record Date with registered addresses in Australia or New Zealand and certain qualified institutional and accredited investors in the United States.

Encumbrance includes any mortgage, lien, charge, pledge, assignment by way of security, security interest, title retention, preferential right or trust arrangement, Claim, covenant, profit a prendre, easement or other security arrangement and includes any other arrangement having the same effect or any agreement to grant, create, allow or register any of these things.

Exchange Act means the US Securities Exchange Act of 1934 as amended and the related rules and regulations thereunder.

Group means the Company and each Related Body Corporate of the Company.

GST has the same meaning as in the GST Law.

GST Law has the meaning given to that term in A New Tax System (Goods and Services Tax) Act 1999 (Cth) and any other Act or regulation relating to the imposition or administration of GST.

Indemnified Parties means the Underwriter, the officers, employees, advisers, agents and Related Bodies Corporate of the Underwriter, and the officers, employees, advisers and agents of any Related Body Corporate of the Underwriter.

Input Tax Credit has the meaning given to that term in the GST Law.

Listing Rules means the listing rules of ASX as waived or modified by ASX.

Losses means all Claims, demands, damages, losses, costs, expenses and liabilities.

No Action Letter means the no action letter dated 7 January 2000 from the SEC addressed to ASX.

Normal Trading has the meaning given to that term in the Business Rules.

Offer means the offer of the Underwritten Shares pursuant to the Offer Letter.

Offer Documents means the documents issued or published by or on behalf of the Company in respect of the Offer, including the Offer Letter, any Supplementary Offer Letter, Rights Issue Cleansing Notice, Secondary Cleansing Notice and Application Form.

Offer Letter means the letter issued by the Company in connection with the Offer.

Offer Price means $1.20 per Share.

Offer Shares means all Shares issued under the Offer.

Participating Organisations means those entities permitted to have direct trading access to the ASX market through the SEATS system.

Price in relation to a supply means the amount of any payment in connection with the supply and the GST-exclusive market value of any non-monetary consideration.

Public Information means public and other media statements made by or on behalf of the Company in relation to the affairs of the Company or the Offer and all lodgings made by the Company with ASIC, ASX or SEC.

Record Date means the record date stated in the Offer Documents and the Timetable.

Related Body Corporate has the meaning given by section 50 of the Corporations Act.

Rights Issue Cleansing Notice means a notice given by the Company for the purposes of section 708AA(2)(f) of the Corporations Act.

SEC means the United States Securities and Exchange Commission.

Secondary Cleansing Notice means a notice given by the Company for the purposes of section 708A(5)(e)(i) of the Corporations Act.

Securities Act means the US Securities Act of 1933, as amended, and the related rules and regulations thereunder.

Share means a fully paid ordinary share in the capital of the Company, trading on ASX as a CDI.

Shareholders means holders of Shares.

Shortfall will occur if the Company does not hold Valid Applications for all of the Underwritten Shares by 5.00 pm on the Shortfall Date.

Shortfall Date means the shortfall date as stated in the Timetable.

Shortfall Notice means a notice from the Company to the Underwriter specifying the number of Shortfall Shares.

Shortfall Notification Date means a relevant shortfall notification date stated in the Timetable.

Shortfall Shares means the aggregate number of Underwritten Shares for which the Company does not hold Valid Applications at the time of the Shortfall.

Subscription Date means a relevant subscription date stated in the Timetable.

Supplementary Offer Document means any supplementary or replacement Offer Document.

Supplementary Offer Letter means any supplementary or replacement offer letter that is issued by the Company in connection with the Offer.

Tax Invoice has the meaning given to that term in the GST Law.

Terminate or Termination means the lawful termination by the Underwriter of all further obligations of the Underwriter under this agreement pursuant to clause 4.2 or clause 11 (including the obligation to lodge or cause to be lodged Valid Applications under clause 6.2 and to subscribe for Shortfall Shares under clause 6.2).

Timetable means the timetable set out in schedule 1 as it may be varied under clause 5.1.

Trading Day means a day which is a trading day of ASX under the Business Rules.

Transaction Documents means this agreement and the Offer Documents.

Underwriter means Wilson HTM Corporate Finance Limited (ABN 65 057 547 323).

Underwritten Amount means the number of Underwritten Shares multiplied by the Offer Price.

Underwritten Shares means the Offer Shares.

US Person has the same meaning as “U.S. person” is given in Rule 902(k) under the Securities Act.

Valid Application has the meaning given by clause 5.4.

Verification Material means the contents of the file maintained by the Company being the documents and information provided in verification of statements made in the Offer Documents.
1.2	Construction
Unless expressed to the contrary, in this document:
(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	“includes” means includes without limitation;

(e)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause or would otherwise benefit from it;

(f)	a reference to:
(i)	a person includes a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority;

(ii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iii)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(iv)	a right includes a benefit, remedy, discretion and power;

(v)	time is to local time in Sydney and Melbourne;

(vi)	“$” or “dollars” is a reference to Australian currency;

(vii)	this or any other document includes the document as novated, varied or replaced and despite any change in the identity of the parties;

(viii)	writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmission; and

(ix)	this document includes all schedules and annexures to it;
(g)	if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day; and

(h)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.
1.3	Headings
Headings are inserted for convenience and do not affect the interpretation of this agreement.
2	Agreement to manage
2.1	Appointment
The Company appoints the Underwriter to exclusively arrange and manage the Offer, and the Underwriter accepts the appointment, on the terms and subject to the conditions of this agreement.
2.2	Allotment
The Offer Shares will be issued and allotted by the Company in accordance with the Offer Letter, this agreement and applicable laws to Eligible Shareholders who exercise their rights to subscribe for Offer Shares and to investors who acquire rights to Offer Shares renounced by Eligible Shareholders and exercise those rights to subscribe for Offer Shares. The Company agrees not to allot any Offer Shares under the Offer without prior consultation with the Underwriter.

3	Agreement to underwrite
3.1	Appointment
The Company appoints the Underwriter to exclusively underwrite the Offer, and the Underwriter accepts the appointment, on the terms and subject to the conditions of this agreement.
3.2	Underwrite
Subject to this agreement, the Underwriter agrees to underwrite the Underwritten Shares by subscribing for the Shortfall Shares in accordance with clause 6.2.
3.3	Sub-underwrite
(a)	The Underwriter may at any time appoint sub-underwriters on terms consistent with this agreement.

(b)	The Underwriter will pay out of the fees payable under clause 10.1 all handling fees, stamping fees, sub-underwriting commissions and brokerage payable by the Underwriter in respect of the Offer.
4	Conditions
4.1	Conditional obligation of Underwriter
The Underwriter’s obligations to lodge or cause to be lodged Valid Applications under clause 6.2 and to subscribe for the Shortfall Shares under clause 6.2 are conditional on satisfaction of the following:
(a)	the Company despatching or lodging, as applicable, the Offer Documents in accordance with the Timetable and all applicable laws;

(b)	ASX indicating in writing on or before 5.00 pm on the Shortfall Notification Date that it will grant permission for the official quotation of the Offer Shares (as CDIs and subject only to customary pre-quotation conditions); and

(c)	the Company providing to the Underwriter a Shortfall Notice and Closing Certificate on or before the time specified in clause 6.1.
4.2	Conditions not satisfied or waived
(a)	The Underwriter has the benefit of the conditions precedent in clause 4.1 and the Underwriter may at any time in its sole and absolute discretion:
(i)	rely on any non-fulfilment of those conditions; or

(ii)	waive any non-fulfilment of those conditions.
(b)	If any condition precedent in clause 4.1 is not satisfied by its respective deadline, the Underwriter may, (in its absolute and unfettered discretion), unless the Underwriter has waived the breach or non-fulfilment under clause 4.2(a), Terminate by notice to the Company at any time before complying with its obligations. In that case, clause 11.3 will apply.

5	Conduct of the Offer
5.1	Conduct of Offer
(a)	The Company must invite Acceptances for the Offer Shares and otherwise conduct the Offer (i) in accordance with this agreement, the Offer Documents, the Timetable, the Listing Rules, the Corporations Act, any binding requirement or policy or guideline of ASIC or ASX and any other applicable laws and (ii) in a manner that is exempt from the registration requirements of the Securities Act.

(b)	The Company may amend the Timetable with the prior written consent of the Underwriter, such consent not to be unreasonably withheld or delayed.

(c)	The Company must keep the Underwriter fully informed as to the progress of the Offer.
5.2	Support and access
(a)	The Company must give the Underwriter the full support of and access to the Company’s senior executives in the appointment of any sub-Underwriter and in the marketing of the Offer, including attendance at roadshow presentations and providing a copy of an advanced draft of the Offer Documents to the Underwriter for distribution to prospective sub-underwriters and a marked copy of the lodged version of the Offer Documents showing all changes from the draft provided by the Underwriter to prospective sub-underwriters.

(b)	To the extent possible, all communications and meetings between the Company’s senior executives and any sub-underwriter or prospective sub-underwriter (in their capacity as sub-underwriter or prospective sub-underwriter) must be conducted through the Underwriter and, to the extent it is not possible to conduct them through the Underwriter, the Company must fully inform the Underwriter of all such communications and meetings.

(c)	The Company must provide to the Underwriter, prior to the release of any such announcement, a copy of any public announcement to be made by the Company prior to the Allotment Date.
5.3	Offer Documents
The Company must provide 100 printed copies and an electronic copy of the Offer Documents to the Underwriter or as the Underwriter directs. On or before the Despatch Date, the Company will despatch (at its cost) to Eligible Shareholders a copy of the Offer Documents and an Application Form.
5.4	Valid Applications
An Acceptance under the Offer will be a Valid Application only if it is:
(a)	made on an Application Form that is properly completed in accordance with the instructions in that form and in the Offer Documents;

(b)	received by the Company on or before the Closing Date at the place specified in the instructions in that form and in the Offer Documents for lodgement of applications for Offer Shares;

(c)	not withdrawn before the Closing Date;

(d)	accompanied by the appropriate Application Money; and

(e)	in respect of which the Application Money is cleared when presented for payment by the relevant financial institution on which the payment is drawn, and all Acceptances treated as Valid Applications under this Agreement.
5.5	Acceptance of applications
The Company must accept all Valid Applications for the Offer Shares which are lodged on or before 5.00 pm on the Closing Date.
5.6	Allotment
Subject to clause 2.2, the Company must take all necessary and appropriate steps to allot and issue the Offer Shares on or before the relevant Allotment Date in accordance with the Offer Documents, this agreement and applicable laws to:
(a)	Applicants for Shares whose Valid Applications are accepted in accordance with clause 5.5; and

(b)	if applicable, the Underwriter or its nominees who subscribe for Shortfall Shares under clause 6.2.
5.7	Particulars of the application and records
(a)	The Company must direct its securities registry, whenever requested by the Underwriter, to notify the Underwriter of the particulars of each Acceptance for Offer Shares.

(b)	The Company must maintain accurate records, and permit the Underwriter to inspect such records of all Acceptances, money banked, the processing of Acceptances and the dispatch of holding statements in relation to the Offer Shares.
5.8	Settlement procedures
(a)	The Company must dispatch new holding statements in respect of Offer Shares issued pursuant to the Offer and refund cheques (if any) in accordance with the Offer Documents, the Corporations Act and the Listing Rules.

(b)	On completion of the Offer, the Company must forward to ASX such details of the allotment of the Offer Shares and other information as ASX requires.

(c)	The Company must promptly bank for collection all cheques accompanying Applications and comply with section 722 of the Corporations Act (as if that section applied to the Offer).

(d)	If the Company receives payment of the Offer Price for any Offer Shares by cheque the Company must, as and when required by the Underwriter, arrange for the Company’s bank to obtain special clearance of the payment from the financial institution on which the cheque is drawn.

(e)	The bank fees incurred by the Company in obtaining special clearances required by the Underwriter under paragraph (d) will be to the account of the Underwriter and subject to the Company first providing details to the Underwriter of all such bank fees incurred, the Company will be entitled to deduct the amount of those fees from the amount payable to the Underwriter under clause 10.1, 10.2, or 10.3.

5.9	Shortfall Notice
(a)	Before providing a Shortfall Notice under clause 6.1, the Company must inform the Underwriter of the number of Acceptances which are not Valid Applications, the grounds on which the Company believes any Acceptance is not a Valid Application and permit the Underwriter to review those Acceptances, and the Underwriter may re-lodge those Acceptances that are or become Valid Applications.

(b)	The parties agree that if an Acceptance is Valid Application in circumstances where the clearance in presentation under clause 5.4(e) occurs after the Closing Date but before the Shortfall Notification Date then that Acceptance must nevertheless be considered a Valid Application received by 5.00pm on the Closing Date.
5.10	Reasonable endeavours
The Company must within the time required by the Timetable and the Listing Rules, apply to ASX for the Offer Shares as CDIs to be granted official quotation on ASX and must use its reasonable endeavours to procure that official quotation is granted for the Offer Shares as CDIs on ASX as soon as practicable after they are allotted and in accordance with the Offer Documents.
5.11	Satisfaction of obligations
(a)	All Valid Applications received by the Company will go towards relieving the Underwriter’s liability to underwrite the Underwritten Shares under this agreement.

(b)	If by 5.00 pm on each Shortfall Date the Company holds Valid Applications in respect of all the Underwritten Shares that must be subscribed for by the Shortfall Date, the Underwriter’s liabilities and obligations under this agreement in respect of those Underwritten Shares will be extinguished.
6	Shortfall notification
6.1	Shortfall Notice and Closing Certificate
In the event of a Shortfall and not later than 10.00 am on the Shortfall Notification Date, the Company may give the Underwriter a Shortfall Notice and a Closing Certificate.
6.2	Subscriptions to be lodged
Subject to:
(a)	satisfaction or waiver of the conditions in clause 4.1;

(b)	the Company giving a Shortfall Notice and a Closing Certificate in accordance with clause 6.1;

(c)	there being no material breach subsisting on the part of the Company; and

(d)	the Underwriter not having Terminated,
the Underwriter must lodge or cause to be lodged with the Company Valid Applications for the Shortfall Shares by not later than 2.00 pm on the Subscription Date. The number of Valid Applications required to be lodged or caused to be lodged by the Underwriter will be reduced to the extent there are errors in the Shortfall Notice which results in the number of Shortfall Shares being overstated.

6.3	Discharge of obligation
In the event of a Shortfall, the obligation of the Underwriter under this agreement to underwrite will be discharged upon the Underwriter complying with its obligations under clause 6.2.
7	Due Diligence Investigations
7.1	Company’s responsibilities
Until Completion, the Company must:
(a)	make such enquiries as are reasonable; and

(b)	exercise due diligence,
to ensure that there are no omissions from the Offer Documents required to be included by the Corporations Act and that the statements included in the Offer Documents are not misleading or deceptive and do not become misleading or deceptive and to ensure corrections are made to a defective Rights Issue Cleansing Notice or Secondary Cleansing Notice in accordance with section 708AA(10) or section 708A(9), respectively, the Corporations Act.
7.2	Access to premises, books and records
The Company agrees to allow the Underwriter and its officers and advisers full and free access to the premises, books and records of the Group at all reasonable times upon 24 hours notice:
(a)	before the Allotment Date; or

(b)	during any regulatory enquiry or litigation proceedings in relation to the Offer, to enable the Underwriter to obtain any information about the Group and any matters which the Underwriter reasonably requires in relation to the Due Diligence Investigations or to respond to or participate in any regulatory enquiry or litigation proceedings in relation to the Offer. The Company must maintain those records for at least seven years from completion and provide any information, assistance and facilities which the Underwriter reasonably requires for these purposes.
7.3	ASX and ASIC
Without limiting the generality of clause 7.2, the Company must promptly give the Underwriter copies of notices to and approvals of ASIC and ASX, evidence of any lodging of the Offer Documents or Cleansing Notice and any other similar material relating to the Offer.
7.4	Supplementary Offer Documents
(a)	If the Company forms the view or becomes aware of any matter that would require the Company to lodge a Supplementary Offer Document with ASX, the Company must immediately notify the Underwriter of that matter.

(b)	If the Company elects to lodge a Supplementary Offer Document it must lodge the Supplementary Offer Document with ASX as soon as practicable in a form approved by the Underwriter, such approval not to be unreasonably withheld. Any such approval of an Underwriter will not waive or compromise any rights of that Underwriter to Terminate.

(c)	If the Company elects not to lodge a Supplementary Offer Document under clause 7.4(b), it must immediately withdraw or terminate the Offer.
8	Representations and warranties
8.1	Representations and warranties by the Company
The Company represents and warrants to the Underwriter that:
(a)	(status) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware. Each entity in the Group is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all corporate power and authority necessary to own or hold its properties and to conduct the business in which it is engaged. The parties acknowledge that the concept of due qualification and good standing are not recognised in Australia or applicable to Universal Biosensors Pty Limited. Except for Universal Biosensors Pty Limited, the Company has no subsidiaries within the meaning of Rule 405 under the Securities Act and the Company holds no ownership or other interest, of record or beneficial, direct or indirect, in any corporation, partnership, joint venture or other business entity. Universal Biosensors Pty Limited is incorporated and exists as a corporation under the laws of Australia. Universal Biosensors Pty Ltd owns a minority interest in SunDay Solar Technologies Pty Ltd;

(b)	(power) the Company has the corporate power and authority to enter into and comply with all of the terms and conditions of this agreement without any further action or consent of stockholders of the Company or any class of them;

(c)	(authorisations) the Company has obtained all approvals and authorities (including approvals/waivers under the ASX Listing Rules in respect of the Offer) that may be required to permit the Company to enter into this agreement and to perform this agreement in accordance with its terms and the Timetable, and all such approvals and authorities remain valid and subsisting. This warranty is given 3 Business Days after Completion in respect of ASX approval for the quotation of the Offer Shares as CDIs;

(d)	(validity of obligations) this agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;

(e)	(Shares) the Offer Shares will be free from all Encumbrances;

(f)	(compliance) the Offer, the Offer Documents and the Public Information will comply with the Corporations Act, Securities Act, Exchange Act, ASX Listing Rules, binding requirements or policies or guidelines of ASIC or ASX and all other applicable law;

(g)	(Offer Documents and Public Information disclosure) the Offer Documents and the Public Information will not contain any material statement which is misleading or deceptive by material omission or otherwise and the issue and distribution of the Offer Documents or the Public Information by the Company or any of it officers, employees, agents, advisers or representatives, will not constitute conduct by any person which is misleading or deceptive in a material respect;

(h)	(Public Information) unless required by the Corporations Act,the Listing Rules, the Securities Act or the Exchange Act, in which case to the extent practicable the Company will seek to consult with the Underwriter about the form and content of the release, from the date of this agreement and at all times on or before the Allotment Date relating to the Offer, the Company will not release any Public Information that will or may be prejudicial to the prospects of the Offer;

(i)	(material contracts) the Company has full corporate power and authority to enter into and comply with all contracts which are material to the business of the Company, and all such contracts are binding and enforceable by the Company in accordance with their terms;

(j)	(conduct) the Company has not engaged in, and will not engage in, conduct that is misleading or deceptive or is likely to mislead or deceive in connection with the Offer Documents or the Offer;

(k)	(business of the Company) from the date of this agreement to Completion, the Company will carry on its business in the ordinary course as conducted at the date of this agreement and will not dispose or agree to dispose of the whole or any part of its business or its property (except in the ordinary course of trade) without the prior written consent of the Underwriter;

(l)	(Company disclosure) the information supplied to the Underwriter by or on behalf of the Company is and remains true and accurate in all material respects, none of that information is misleading or deceptive in a material respect whether by material omission or otherwise;

(m)	(due diligence) the Due Diligence Investigations have been properly carried out in all material respects, the statements contained in the Offer Documents have been verified by appropriately qualified persons and the verification material has been compiled to verify the statements made in the Offer Documents and the Company has a reasonable basis to believe that the verification material is accurate in all material respects;

(n)	(ongoing due diligence) the Company will continue until Completion to conduct the Due Diligence Investigations, including to make reasonable enquiries to provide reasonable grounds to believe that there are no material omissions from the Offer Documents of matters required to be included by the Corporations Act and that the statements included in the Offer Documents are true and not misleading or deceptive in any material respect, and do not become misleading or deceptive in any material respect and do not constitute conduct by any person which is misleading or deceptive in any material respect;

(o)	(no breach) the Company is not in breach of any provision of the Corporations Act, its constitution, the Listing Rules, the Securities Act or the Exchange Act or any other applicable law or binding requirement or policy or guideline of ASIC, ASX or SEC to an extent that is material to the Company or the outcome of the Offer;

(p)	(entitlement to Shares) except as set out in the Offer Documents and in other Public Information, no person holds or has any right to subscribe for or to receive Shares, options to subscribe for Shares or any other securities convertible or exchangeable into Shares and the Company has not issued or agreed to issue Shares, options or other securities to any person;

(q)	(prejudicial to prospects of Offer) the Company will not, and will use its best endeavours to ensure that its officers will not, do or omit to do anything which is, or is likely to be, prejudicial to the prospects of the Offer;

(r)	(US person) the Company has not, directly or indirectly, solicited any offers to buy or offered to sell, and will not, directly or indirectly, solicit any offers to buy or offers to sell, any Shares in the United States of America or to any US person, or to any person known by the Company after reasonable enquiry to be acting for the account or benefit of a U.S. person, other than in compliance with relevant exemptions and as disclosed in writing to the Underwriter;

(s)	(transaction permissible) the Transaction Documents and the transactions under them are bona fide and do not contravene any applicable law, regulation or official directive;

(t)	(no claims) no litigation, arbitration, claim, dispute, administrative proceeding or other proceeding or investigation has been commenced or is pending in relation to any entity in the Group or any of their officers of which the Company is aware after having made due and proper enquiries, and no judgment or award has been given, made or is pending, that is, or if adversely determined, would be likely to have a material adverse effect on the Company’s ability to perform its obligations under this agreement, any of the Transaction Documents, or any material contracts of the Company;

(u)	(no contravention) neither its execution of this agreement, nor the exercise of rights or the performance of its obligations hereunder, does or will contravene any applicable law or laws of any jurisdiction in which the Offer is made or to which it or any of its assets are subject;

(v)	(no insolvency event) no event of insolvency or winding up or appointment of any receiver, receiver and manager, liquidator or external administrator, including under Title 11 of the United States Code, has occurred or been threatened in relation to the Company or an entity in the Group nor is there any act that has occurred or any omission made that may result in such matters occurring in respect of the Company or an entity in the Group;

(w)	(no disclosure document) The Offer will not need disclosure to investors under Part 6D.2 of the Corporations Act in compliance with section 708AA(2) of the Corporations Act;

(x)	(Secondary Cleansing Notice) At the time of the issue of the Offer Shares and in respect of the Offer Shares, each of the conditions specified in section 708A(5) of the Corporations Act 2001 other than the condition specified in section 708A(5)(e) will be satisfied;

(y)	(Determination) ASIC has not made a determination under section 708AA(13) or 708A(2) of the Corporations Act 2001;

(z)	(no registration statement required) subject to compliance by the Underwriter with its obligations under this Agreement, it is not necessary in connection with the Offer and the issue and sale of the Offer Shares in the manner contemplated by this Agreement to register the Offer under the Securities Act; there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the Offer or with any securities being registered pursuant to any registration statement filed by the Company under the Exchange Act or the Securities Act;

(aa)	No Action letter requirements:
(i)	The Offer Letter discloses that all purchasers from a distributor in the Offer will be deemed to have made representations regarding their non-U.S. status (or other exempt status, such as qualified institutional buyer status under the Rule 144A exemption from registration) and agreements regarding restrictions on resale and hedging under Regulation S (and, where appropriate, Rule 144A);

(ii)	prior to the Allotment Date, confirmation will have been received from ASX that until the end of the Distribution Compliance Period:
(A)	no Participating Organisations may execute a transaction on ASX in the CDIs if that Participating Organisation knows that the purchaser is a US person or is acting for the account or benefit of a US person; and

(B)	ASX Participating Organisations must make reasonable efforts to ascertain whether a purchaser is a US person or is acting for the account or benefit of a US person, and implement measures designed to assure reasonable compliance with this requirement;
(iii)	the Company has undertaken to ensure that until the end of the Distribution Compliance Period the certificated Offer Shares will bear the restrictive legend required by Rule 903(b)(3)(iii)(B)(3) and that thereafter the global securities will bear a restrictive legend to the extent consistent with Rule 144;

(iv)	prior to the Allotment Date, ASX has confirmed that until the end of the Distribution Compliance Period the CDIs will be identified in the records maintained by entities such as the CUSIP Bureau as restricted, as referred to in the No Action Letter, so that participants in book-entry clearance facilities and others that trade the securities will have notice that transfers of the securities to US purchasers are restricted and must qualify under an appropriate exemption (absent registration);

(v)	the Company has not breached and has undertaken until the end of the Distribution Compliance Period not to breach the requirement that any information provided by it to publishers of publicly available databases about the terms of any new issuance of the Offer Shares will include a statement that the securities have not been registered under the Securities Act and are subject to restrictions under Regulation S;

(vi)	prior to the Allotment Date, ASX has confirmed that until the end of the Distribution Compliance Period the trading symbol that identifies particular securities on ASX trading screens and elsewhere will be modified by adding a common identifier to indicate that the CDIs are restricted;

(vii)	prior to the Allotment Date, ASX has confirmed that beginning a reasonable period prior to the initial commencement of official quotation of CDIs on ASX and continually thereafter until the end of the Distribution Compliance Period, ASX will publish widely an explanation of the restricted stock identifier;

(viii)	prior to the Allotment Date, ASX has confirmed that the confirmation sent to each purchaser of CDIs in either the Offer or in the secondary market trading until the end of the Distribution Compliance Period will include a notice that the CDIs are subject to the restrictions of Regulation S;

(ix)	the Company has provided assurances to ensure that no certificated Offer Shares, which bear the legend required by Rule 903(b)(3)(iii)(B)(3), may be transferred by its transfer agent until the end of the Distribution Compliance Period without a favourable opinion of counsel or other assurance that the transfer complies fully with the Securities Act; and

(x)	the Company has undertaken until the end of the Distribution Compliance Period to provide notification of the Regulation S status of the Offer Shares in shareholder communications such as annual reports, periodic interim reports, and its notices of shareholder meetings;
(bb)	(PFIC) The Company is not a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended.

(cc)	(Investment Company Act) the Company is not and, after giving effect to the Offer and the application of the net proceeds therefrom as described in the Offer Documents, will not be, an “investment company” as defined in the US Investment Company Act of 1040, as amended;

(dd)	(no directed selling efforts) none of the Company, any of its Affiliates or any person acting on behalf of any of them (other than the Underwriter or its Affiliates or any person acting on behalf of any of them, as to whom the Company makes no representation) has engaged or will engage in any Directed Selling Efforts;

(ee)	(no general solicitation or general advertising) none of the Company, any of its Affiliates or any person acting on behalf of any of them (other than the Underwriter or its Affiliates or any person acting on behalf of any of them, as to whom the Company makes no representation) has offered or sold, or will offer or sell, any Offer Shares in the United States using any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or in any manner involving a public offering in the United States within the meaning of Section 4(2) of the Securities Act;

(ff)	(no integrated offers) none of the Company, any of its Affiliates or any person acting on behalf of any of them has solicited any offer to buy or offered to sell, or will offer or sell, in the United States or to any US Person any Shares or any other security which would be integrated with the sale of the Offer Shares in a manner that would require the Offer Shares to be registered under the Securities Act;

8.2	Representations and warranties by the Underwriter
The Underwriter represents and warrants to the Company that:
(a)	(no registration) it understands that the Underwritten Shares have not been, and will not be, registered under the Securities Act and undertakes that neither it nor any of its Affiliates will offer any Underwritten Shares in the United States of America or to any US person and it undertakes, as specified by Rule 902(g)(1) under the Securities Act, that, prior to the expiration of the Distribution Compliance Period, all offers and sales of the Shares by it shall be made only in accordance with Rule 903 and Rule 904 under the Securities Act pursuant to an available exemption from the registration requirements of the Securities Act or in accordance with the No Action Letter and it will not engage in hedging transactions with regard to such Shares unless in compliance with the Securities Act;

(b)	(no directed selling efforts) with respect to Underwritten Shares, it and each of its Affiliates has not engaged in and will not engage, in any Directed Selling Efforts; and

(c)	(conduct of offer) without limitation to the foregoing, each offer of the Offer Shares by it shall be made in accordance with all applicable requirements of the jurisdiction in which the offer or sale is made;

(d)	(status) it is a company limited by shares and registered under the Corporations Act;

(e)	(power) the Underwriter has the power and authority to enter into and comply with all of the terms and conditions of this agreement;

(f)	(authorisations) the Underwriter has obtained all approvals and authorities that may be required to permit the Underwriter to enter into this agreement and to perform this agreement in accordance with its terms and all such approvals and authorities remain valid and subsisting; and

(g)	(validity of obligations) the obligations of the Underwriter under this agreement are valid and binding.

(h)	(sub-underwriting) if it enters an agreement with any other person to sub-underwrite its obligations under this Agreement, that other agreement will contain provisions equivalent to this clause 8.2.

8.3	True and correct
The Company further warrants that the of the warranties set out in clause 8 is true and correct in every respect as at the date of this agreement and will be so at all times before Completion unless expressly stared otherwise.
8.4	Reliance
The Company acknowledges that the Underwriter enters into this agreement in reliance on the representations and warranties in this clause 8.
9	Undertakings by the Company
9.1	Undertakings by the Company
The Company must:
(a)	immediately notify the Underwriter of any breach of any warranty or undertaking given by it under this agreement, the occurrence of any event as set out in clause 11.1 or the non-satisfaction of any of the conditions in clause 4.1;

(b)	not, before Completion, commit, be involved in or acquiesce in any activity which breaches in any material respect:
(i)	the Corporations Act;

(ii)	the Securities Act and the Exchange Act;

(iii)	any other applicable law;

(iv)	the Listing Rules;

(v)	its constitution; or

(vi)	any binding requirement or policy or guideline of ASIC, ASX or SEC;
(c)	not, before Completion, vary any term of its constitution without the prior written consent of the Underwriter to the terms of the variation, such consent not to be unreasonably withheld;

(d)	unless this agreement is terminated, not at any time after the date of this agreement and before the expiration of 6 months after the Last Allotment Date relating to the Offer, allot or agree to allot or indicate in any way that it may or will allot or agree to allot an amount of Shares or other securities that are convertible or exchangeable into Shares, or that represent the right to receive Shares other than:
(i)	pursuant to the Offer;

(ii)	pursuant to this agreement;

(iii)	as contemplated by the Offer Documents or pursuant to the Company’s employee share plan (including on exercise of options); or

(iv)	as has previously been agreed by the Company prior to the date of this agreement and publicly disclosed;
(Equity Raising) unless it has offered the Underwriter a first and last right of refusal to provide underwriting, lead manager or similar services in connection with the Equity Raising or the Company has otherwise obtained the prior written consent of the Underwriter;

(e)	obtain the prior written consent of the Underwriter to the form and content of, and any amendments to, any Offer Documents, such consent not to be unreasonably withheld or delayed;

(f)	not, unless required by the Corporations Act or Listing Rules, in which case to the extent practicable the Company will seek to consult with the Underwriter about the form and content of the statement, before Completion, make any material statement concerning the Offer without the prior written consent of the Underwriter, such consent not to be unreasonably withheld or delayed or, unless required by the Corporations Act or Listing Rules, in which case to the extent practicable the Company will seek to consult with the Underwriter about the form and content of the statement, make any other statement that in the reasonable opinion of the Underwriter could affect the success or otherwise of the Offer;

(g)	from the date the Offer Documents is lodged with ASX until the Closing Date, at the Company’s own expense, promote interest in the Offer in accordance with the Underwriter’s reasonable directions and clauses 8.1(g) and 8.1(h);

(h)	use reasonable endeavours (including participating in roadshows or other promotional activities requested by the Underwriter at the Company’s expense) to procure Valid Applications for all Offer Shares from persons other than the Underwriter;

(i)	keep the Underwriter informed during the term of this agreement of any material adverse change to the Company’s financial position or prospects; and

(j)	not between the date of this agreement and the Last Allotment Date relating to the Offer enter into any agreement or do any act, matter or thing which, in the reasonable opinion of the Underwriter, is likely to have a material adverse effect on the outcome of the Offer.

9.2	Consultation
The Company and the Underwriter will until Completion consult with the other prior to any statement, disclosure or announcement concerning the Offer or the Company.
10	Fees and Costs
10.1	Underwriting commission and management fee

(a)	The Company must pay the Underwriter:
(i)	an underwriting commission equal to 3% of the amount raised under the Offer;

(ii)	a management fee equal to 1.75% of the amount raised under the Offer.
(b)	The total amount payable in accordance with clause 10.1(a) must be paid to the Underwriter by bank cheque or electronic funds transfer on the Allotment Date.

(c)	The parties acknowledge and agree that except as provided in clause 5.8(e) no payments made by the Company to third parties will reduce the amounts payable by the Company to the Underwriter under this clause 10.1.

(d)	The Underwriter will be responsible for paying any stamping fees that the Underwriter agree to pay to retail brokers in relation to the Offer.

(e)	The parties agree that, except where 10.4 applies, the underwriting commission and management fee set out in clause 10.1 is not payable to an Underwriter where:
(i)	the Company terminates its obligations to the Underwriter under this agreement where it is entitled to do so as a result of a material breach of the agreement by the Underwriter

(ii)	the Underwriter terminates this agreement; or

(iii)	the Offer otherwise does not proceed.
10.2	Legal Costs
The Company must pay, or reimburse, the Underwriter for the Underwriter’s legal Costs and disbursements in relation to the preparation and negotiation of this agreement and the Offer up to an amount of $20,000.

The Company must pay, or reimburse, the Underwriter for any legal Costs above $20,000 incurred by the Underwriter with the prior approval of the Company. Such approval must not be unreasonably withheld or delayed.
10.3	Other Costs

(a)	Subject to clause 10.2 and clause 10.4, the Company must pay, or reimburse the Underwriter for, the Costs of and incidental to the Offer. Such costs can include but are not limited to:
(i)	all reasonable Costs (including travel and accommodation expenses, printing, production, postage, distribution, delivery and roadshow and other promotional costs) in respect of this agreement, and any aspect of the Offer;

(ii)	any stamp duty payable in respect of this agreement; and

(iii)	all reasonable Costs in respect of any review of the Offer Documents or any supplementary Offer Documents undertaken by ASX, ASIC or any other regulatory body,
(b)	The Underwriter shall at the end of the month issue the Company with an invoice in respect of the Costs incurred by it for that month and the Company shall pay the amount owing within 14 days of receipt of the invoice.

10.4	Set off

(a)	The Underwriter may, at any time on or after Completion, apply any funds paid in respect of applications for Shares received by the Underwriter, or a related body corporate of the Underwriter, by reason of delivery versus payment occurring through CHESS in respect of those Shares on Completion in satisfaction of the obligations of the Company under clauses 10.1, 10.2 or 10.3. To the extent the obligations of the Company under those clauses are not fully satisfied by such application of funds, the Company will not be relieved of its obligations under those clauses. The Underwriter must give prior written notice to the Company of an amount set off by the Underwriter pursuant to this clause 10.4.

(b)	The provisions of clause 10.4(a) shall apply to reduce any amount otherwise payable to an Underwriter under clauses 10.1, 10.2, or 10.3 to the extent of the set off applied by the Underwriter pursuant to clause 10.4(a).

10.5	Break fees
If the Company terminates this agreement for any reason other than a breach of this agreement, negligence, wilful misconduct, recklessness or fraud committed on the part of the Underwriter, and, within 6 months of such termination, the Company subsequently proposes to undertake a fundraising similar to the Offer, the Company must pay the Underwriter a break fee equal to 50% of the fees that the Underwriter would have received if the underwriting commission and management fee set out in clause 10.1 applied to the funds raised in the subsequent fundraising, unless the Underwriter is offered the right to act as a manager and underwriter on similar terms to the terms under this agreement.
11	Relief of Underwriter’s obligations
11.1	Termination events
Subject to this clause 11.1, the Underwriter may Terminate by notice to the Company at any time before Completion if any one or more of the following events occurs:
(a)	(i)	(No Listing Rule Waivers or Approvals) if the Company fails to obtain or procure from the ASX any waivers or approvals required for the Offer under the Listing Rules before the Announcement Date;
(ii)	(ASX suspension) ASX suspends quotation of the Shares;

(iii)	(lodgement of Offer Documents) the Company fails to lodge the Offer Documents with ASX in accordance with the Timetable except where the sole reason for failing to lodge is an act or omission of the Underwriter;

(iv)	(Quotation approval) approval for official quotation of the Offer Shares as CDIs on ASX, although granted is subsequently withdrawn, qualified or withheld before the issue of the Offer Shares;

(v)	(S&P/ASX 200 Index fall) the S&P/ASX 200 Index is at the close of Normal Trading for a total of 2 consecutive Trading Days at any time prior to the Allotment Date more than 10.0% below the level of that index at the close of Normal Trading on the Trading Day before the date of this agreement;

(vi)	(adverse change) any material adverse change occurs in the assets, liabilities, financial position or operations, profits, losses or prospects of the Company and the Group (insofar as the position in relation to an entity in the Group affects the overall position of the Company) from those disclosed in the Offer Documents or the Public Information, including:
(A)	any material adverse change in the earnings, cash position, future prospects or forecasts of the Company or an entity in the Group;

(B)	any material adverse change in the nature of the business conducted by the Company or an entity in the Group; or

(C)	the insolvency or voluntary winding up of the Company or an entity in the Group or the appointment of any receiver, receiver and manager, liquidator or other external administrator;
(vii)	(withdrawal) the Company withdraws or terminates the Offer Documents or the Offer;

(viii)	(repayment) any circumstance arises after lodgement of the Offer Documents that results in the Company either repaying the money received from Applicants or offering Applicants an opportunity to withdraw their Acceptances for Offer Shares and be repaid their application money;

(ix)	(change of law) there is introduced, or there is a public announcement of a proposal to introduce, into the Parliament of Australia, or any State or Territory of Australia, a new law, or the Reserve Bank of Australia, or any Commonwealth, State or Territory authority, adopts or announces a proposal to adopt a new policy (other than a law or policy which has been announced before the date of this agreement), any of which does or is likely to have a material adverse effect on the success of the Offer;

(x)	(prescribed occurrence) an event specified in section 652C(1) or section 652C(2) of the Corporations Act, but replacing “target” with “Company”;
(b)	(i)	(disclosures in Offer Documents) a statement contained in the Offer Documents is misleading or deceptive, or a matter required to be included by the Corporations Act is omitted or the Rights Issue Cleansing Notice or the Secondary Cleansing Notice is defective under the Corporations Act;
(ii)	(supplementary Offer Documents) the Company lodges a supplementary or replacement Offer Documents in relation to the Offer;

(iii)	(supplementary Offer Documents) the Company fails to lodge a supplementary or replacement Offer Documents in a form acceptable to the Underwriter in circumstances where the Underwriter reasonably believes that the Company is prohibited by from offering Shares under the Offer Documents;

(iv)	(disclosures in Due Diligence Investigations) any information supplied by or on behalf of the Company to the Underwriter in relation to the Group or the Offer as part of the due diligence process is misleading or deceptive;

(v)	(material contracts) termination or a material amendment of any material contract of the Company;

(vi)	(change in management) a change in the board of Directors or senior management of the Company occurs without the prior written consent of the Underwriter;

(vii)	(legal proceedings and offence by Directors) any of the following occurs:
(A)	a Director is charged with an indictable offence;

(B)	legal proceedings are commenced against the Company or any Director; or

(C)	any Director is disqualified from managing a corporation under section 206A of the Corporations Act;
(viii)	(change to constitution) prior to the Allotment Date, a change to the constitution of the Company or the Company’s capital structure occurs without the prior written consent of the Underwriter;

(ix)	(compliance with regulatory requirements) a contravention by the Company or any entity in the Group of the Corporations Act, Securities Act, Exchange Act, the Listing Rules, its constitution or any other applicable law or regulation;

(x)	(Offer Documents to comply) the Offer Documents or any aspect of the Offer does not comply with the Corporations Act, Securities Act, Exchange Act the Listing Rules or any other applicable law or regulation;

(xi)	(notifications) any of the following notifications are made:
(A)	an application is made by ASIC for an order under Part 9.5 of the Corporations Act in relation to the Offer Documents or ASIC commences any investigation or hearing under Part 3 of the Australian Securities and Investments Commission Act 2001 (Cth) in relation to the Offer Documents;

(B)	ASIC commences any investigation, examination or hearing under Part 3 of the Australian Securities and Investments Commission Act 2001 in connection with the Offer; or

(C)	ASIC gives an infringement notice to the Company under the Corporations Act 2001;
(xii)	(public statements) the Company or an entity in the Group issues a public statement concerning the Offer which has not been approved by the Underwriter under clause 9.1(f);

(xiii)	(breach) the Company breaches any of its obligations under this agreement;

(xiv)	(material contract breach) any person commits a breach of a material contract;

(xv)	(representations and warranties) any representation or warranty contained in this agreement on the part of the Company is not true or correct; and

(xvi)	(timetable) other than to the extent the Timetable is varied in accordance with clause 5.1, an event specified in the Timetable is delayed for more than five Business Days other than as the direct result of actions taken by the Underwriter (unless those actions were requested by the Company) or the actions of the Company (where those actions were taken with the Underwriter’s prior consent).
11.2	Notice
(a)	A notice given under clause 11.1 must specify the event or events in relation to which the notice is given.

(b)	The Company must notify the Underwriter in writing promptly after becoming aware that any event in clause 11.1 has occurred or is likely to occur.

11.3	Underwriter’s rights and powers

(a)	If an Underwriter Terminates under clause 4.2 or clause 11.1, such Termination will not affect the Underwriter’s:
(i)	rights and remedies in respect of any breach of this agreement by the Company occurring prior to the date of Termination; and

(ii)	right to be reimbursed for all reasonable Costs incurred pursuant to this agreement, prior to the date of Termination, including all Costs referred to in clause 11.3(b).
(b)	If the Underwriter’s obligations under this agreement are terminated for any reason the Company must pay to the Underwriter (to the extent that it has not already done so) the Costs which have accrued prior to Termination referred to in clause 10.2 and 10.3 within five Business Days of termination.

11.4	Reasonableness
If an event referred to in clause 11.1(b) occurs, the Underwriter may not Terminate unless it reasonably believes that the event has or is likely to have, or two or more events together have or are likely to have, a materially adverse effect on the outcome of the Offer or materially increase the number of Shortfall Shares or that there is a possibility that the event, or two or more events together, could give rise to a material liability for the Underwriter under any law or regulation.
11.5	Termination
Without prejudice to its rights under clause 11.1, the Underwriter may, at any time after any one or more of the events specified in clause 11.1 occurs, by notice in writing to the Company:
(a)	advise the Company that it has become aware of the happening of the event and that in its view it is entitled to Terminate as a consequence of the event; and

(b)	set out the grounds which have led the Underwriter to form that view and that as a consequence the Underwriter reserves the right to Terminate unless the event is remedied to the satisfaction of the Underwriter within a period specified by the Underwriter, if capable of remedy, or the Underwriter determines that it is prepared to waive its rights in relation to that event.

Unless the event is so remedied or the Underwriter determines that it is prepared to waive its rights in relation to that event, the Underwriter may by notice in writing to the Company then Terminate without cost or liability to the Underwriter in accordance with the terms of this clause 11. Nothing in this clause affects the validity of the grounds upon which an Underwriter may seek to Terminate or obliges the Underwriter to waive its rights.
11.6	Claims
Nothing contained in this clause 11 will prejudice or nullify any claim for damages or other right which an Underwriter or any other Indemnified Party may have against the Company, including an indemnity, for any breach of covenant, warranty or representation or failure to observe or perform an obligation under this agreement.
12	Indemnities
12.1	Company responsibility
Notwithstanding anything express or implied by this agreement or by the manner in which the Offer Documents have been prepared, the Company acknowledges that it, and not the Underwriter, is solely responsible and liable for the form, content and correctness of the Offer Documents and all advertising, publicity, announcements, statements and reports made by it in relation to the Offer.
12.2	Indemnity
The Company unconditionally and irrevocably undertakes to indemnify and keep indemnified the Indemnified Parties against all Losses incurred directly or indirectly (including Losses arising out of or in connection with the preparation for or involvement in investigations conducted by ASIC, ASX or other regulatory body) as a result of or in connection with:
(a)	the Offer Documents or the Offer including:
(i)	any statement in the Offer Documents or the Public Information being misleading or deceptive by material omission or otherwise (including, without limitation, misleading representations within the meaning of section 728(2) of the Corporations Act);

(ii)	the publication or distribution of the Offer Documents and the making of the Offer;

(iii)	the name of the Underwriter appearing in the Offer Documents; and

(iv)	compliance with the Corporations Act, Listing Rules or any other law or binding requirement or policy or guideline;
(b)	any of the representations and warranties by the Company contained in this agreement not being accurate, true and correct or being misleading;

(c)	any advertising or publicity of the Offer issued with the knowledge and consent of the Company, including any roadshow presentation or announcement;

(d)	the allotment of Shares to investors;

(e)	any breach of or failure to perform this agreement by the Company or the Company failing to perform any of its other obligations relating to the Offer;

(f)	any statement made or issued by an Indemnified Party to the extent the statement is made or issued in good faith and in reliance on the Offer Documents or any material or information provided by or on behalf of the Company;

(g)	the occurrence of any of the events described in clause 11.1; and

(h)	any claim that an Indemnified Party has a liability under the Corporations Act, the Listing Rules or any other applicable law or binding requirement or policy or guideline in relation to the Offer Documents or the Offer.
12.3	Limited indemnity
The indemnity in clause 12.1 does not extend to and is not to be taken to be an indemnity against any Losses of an Indemnified Party to the extent those Losses are determined to result from any fraud, wilful misconduct, negligence or breach of contract or breach of law by an Indemnified Party.
12.4	Release
The Company agrees that no Claim may be made by it against an Indemnified Party in relation to, and the Company unconditionally and irrevocably releases and discharges the Indemnified Party from, any Claim that the Company may make to recover from an Indemnified Party, any Losses suffered or incurred by the Company arising directly or indirectly as a result of the participation of that Indemnified Party in the preparation of the Offer Documents or in relation to the making of the Offer, except in relation to matters to the extent that those Losses are finally judicially determined to result from any fraud, wilful misconduct or negligence or breach of contract or breach of law of an Indemnified Party.
12.5	Notification
If any Indemnified Party receives notice of any act, matter or thing which in the opinion of the Indemnified Party will give rise to an action or proceeding against them in relation to which the Company would be required to indemnify them under clause 12.1, then the relevant person must notify the Company giving reasonable details so far as is practicable as soon as reasonably practicable after it forms that opinion. Failure on the part of an Indemnified Party to notify the Company in accordance with this clause 12.5 does not affect the right of that Indemnified Party to be indemnified under this clause 12.
12.6	Defence
The Company is, subject to clause 12.8, entitled to defend or to institute legal or other proceedings of the type referred to in clause 12.5 in the name of any of the Indemnified Parties and to have those proceedings conducted under the sole management and control of the Company. The Company must diligently pursue the conduct of the proceedings and must fully inform the Underwriter of the progress of those proceedings.
12.7	Obligations of Indemnified Party
The Indemnified Party, subject only to clause 12.8, is required, and the Underwriter must cause the Indemnified Parties to:
(a)	take such reasonable action as the Company requests to avoid, dispute, resist, appeal, compromise or defend the Claim or any adjudication in respect of it;
(b)	give all reasonable assistance and co-operation to the Company in the conduct of any Claim, including providing the Company with any documents in its possession and signing all documents, authorities and directions which the Company may reasonably require for the prosecution or advancement of any legal or other proceedings; and
(c)	do anything reasonably necessary or desirable to ensure that the Company is subrogated to and enjoys the benefit of the rights of the Indemnified Parties in relation to any cross claim and to render such assistance as may be reasonably requested by the Company for that purpose.
12.8	Further indemnity
The Indemnified Parties are under no obligation under clause 12.6 nor are the terms of clause 12.7 to apply unless, at the time at which the Company requests any of the Indemnified Parties to take any action, the Company irrevocably and unconditionally agrees in a form acceptable to the Indemnified Party, acting reasonably, to indemnify those Indemnified Parties against all Costs incurred by or awarded against the Indemnified Parties in taking the action required (except to the extent that the action relates to Losses that are judicially determined to result from any fraud, wilful misconduct, negligence or breach of contract or breach of law by an Indemnified Party), as and when they fall due, including legal Costs and disbursements of their lawyers on a full indemnity basis and, to the extent that it arises from or relates to regulatory enquiries, the cost of any involvement of any officers of the Underwriter at normal commercial rates.
12.9	Settlement of proceedings
(a)	Subject to clause 12.9(b), the Company must not (without the prior written consent of the Underwriter acting reasonably) settle, compromise or consent to the entry of any judgment in relation to any Claim unless:
(i)	such settlement, compromise or consent does not include a statement or admission that an Indemnified Party is or was at fault or culpable, failed to act or contravened any applicable law; and

(ii)	the Company obtains an unconditional release of the Indemnified Party from all liability arising out of such Claim.
(b)	The terms of any settlement or compromise or consent to the entry of any judgment in relation to any Claim proposed, agreed or entered into by the Company under this clause 12.9 must be reasonable having regard to the Claim and the interests of the Company and the Indemnified Parties to whom that Claim and the settlement, compromise or consent relates.
12.10	Right to assume control of proceedings
The Indemnified Parties have the right at any time to take control of any legal or other proceedings defended or instituted by the Company under clause 12.6. The Indemnified Parties will have the right to conduct these proceedings under their sole management and control, with absolute discretion with regard to the conduct of those proceedings including any decision to settle, compromise or consent to the entry of any judgment in relation to any Claim the subject of those proceedings. The Indemnified Parties will also be responsible for their own Costs in relation to those proceedings except the Costs which are incurred:
(a)	prior to the Indemnified Parties taking control of the conduct of these proceedings; or

(b)	with the prior written authority of the Company.

12.11	Contractual contribution
If for any reason the indemnities contained in this clause 12 are unavailable or insufficient to fully indemnify any Indemnified Party against any Loss against which the Indemnified Party is stated to be indemnified under this clause 12 (other than as a result of the operation of clauses 12.3 or 12.10), then the Company agrees to contribute to the relevant Loss in accordance with this clause 12.11 to clause 12.15, in all cases to the maximum extent allowable by law.
12.12	Proportional contribution
(a)	The respective proportional contribution of the Company and the Indemnified Parties in relation to the relevant Loss will be as agreed by the Company and the Indemnified Parties having regard to the involvement of the Company and the Indemnified Parties in the conduct giving rise to the Loss.

(b)	If the Company and the Indemnified Parties fail to agree on the proportions, the proportions will be determined by a court of competent jurisdiction.

(c)	Without limiting the generality of this clause 12.12, regard must be had to the Indemnified Parties and the Company’s relative intent, knowledge, access to information and opportunity to correct any untrue statement or omission.
12.13	No excess contribution
The Company agrees with the Indemnified Parties that the Indemnified Parties will not be required to contribute under clause 12.12 to any Claim or Cost an aggregate amount exceeding the aggregate commission and fees paid to the Underwriter by the Company under this agreement.
12.14	Reimbursement by Company
If an Indemnified Party pays an amount in relation to a Loss where it is entitled to contribution from the Company under this clause 12 the Company agrees to promptly reimburse the Indemnified Party for that amount.
12.15	Reimbursement by Indemnified Party
If the Company pays an amount in relation to a Loss where it is entitled to contribution from the Indemnified Parties under this clause 12 the Indemnified Parties must promptly reimburse the Company for that amount.
12.16	No prejudice
Any approval or consent given by the Underwriter to any act, matter or thing does not waive or in any way prejudice the right of the Indemnified Parties to the indemnity under clause 12.1.
13	Goods and services tax (GST)
13.1	Supply subject to GST
If any supply made by an Underwriter under this agreement (including the supply of any rights, goods, services, benefits or other things) is subject to GST, the Underwriter may, if it incurs a liability to pay GST in respect of that supply, recover from the Company an amount on account of GST in addition to any payment or other consideration for the supply.

13.2	GST amount
The additional amount is:
(a)	equal to the Price (or the relevant part of the Price if only part of the Price relates to a supply which is subject to GST) for the supply multiplied by the prevailing GST rate; and

(b)	payable at the same time and in the same manner as the Company is required to pay or provide the consideration for the supply to which the additional amount relates.
13.3	Input Tax Credit
If the Company is required to reimburse an Underwriter for any Costs incurred by the Underwriter, the amount of the Costs incurred is taken for the purposes of this agreement to be reduced by the amount of any Input Tax Credit to which the Underwriter is entitled to claim in respect of Costs.
13.4	Tax Invoice
Within 14 days of receiving an amount under this clause, the Underwriter must provide the Company with a Tax Invoice.
13.5	Acknowledgment
The Company acknowledges:
(a)	that the Underwriter has treated the supplies for which the underwriting commissions and fees are payable under this agreement as ‘input taxed’; and
(b)	if the ATO subsequently withdraws or modifies ATO ruling GSTR 2002/2 entitled ‘GST treatment of financial supplies and related supplies and acquisitions’, such that GST is payable on part or all of underwriting commissions and fees, the Underwriter shall have the right to immediately recover from the Company an additional amount in respect of GST on the underwriting commissions and fees in accordance with clause 13.1 of this agreement.
14	Notices
14.1	General
A notice, demand, certification, process or other communication relating to this document must be in writing in English and may be given by an agent of the sender.
14.2	How to give a communication
In addition to any other lawful means, a communication may be given by being:
(a)	personally delivered;

(b)	left at the party’s current address for notices;

(c)	sent to the party’s current address for notices by pre-paid ordinary mail or, if the address is outside Australia, by pre-paid airmail; or

(d)	sent by fax to the party’s current fax number for notices.
14.3	Particulars for delivery of notices
(a)	The particulars for delivery of notices are initially:

Wilson HTM:
Address:	Level 26, Governor Phillip Tower, 1 Farrer Place, Sydney, New South Wales, 2000
Fax:	(02) 8247 6623
Attention:	Scott Colvin

UBI
Address:	1 Corporate Avenue, Rowville, Victoria 3178
Fax:	(03) 9213 9099
Attention:	Mark Morrisson
(b)	The party may change its particulars for delivery of notices by notice to the other party.
14.4	Communications by post
Subject to clause 14.6, a communication is given if posted:
(a)	within Australia to an Australian address, three Business Days after posting; or

(b)	in any other case, ten Business Days after posting.
14.5	Communications by fax
(a)	Subject to clause 14.6, a communication is given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.
(b)	A party is not entitled to object to a fax being illegible unless the party requests retransmission within four hours (being between 8.30 am and 5.00 pm on a Business Day) of completion of the transmission. This clause 14.5 applies to any retransmission.
14.6	After hours communications
If a communication is given:
(a)	after 5.00 pm in the place of receipt; or

(b)	on a day which is not a Business Day in the place of receipt; it is taken as having been given on the next Business Day.

14.7	Process service
Any process or other document relating to litigation, administrative or arbitral proceedings relating to this document may be served by any method contemplated by this clause 14 or in accordance with any applicable law.
15	General
15.1	Amendment
This document may only be varied or replaced by a document executed by the parties.

15.2	Waiver and exercise of rights

(a)	A single or partial exercise or waiver by a party of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right.

(b)	A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.
15.3	Rights cumulative
Except as expressly stated otherwise in this document, the rights of a party under this document are cumulative and are in addition to any other rights of that party.
15.4	Consents
Except as expressly stated otherwise in this document, a party may conditionally or unconditionally give or withhold any consent to be given under this document and is not obliged to give its reasons for doing so.
15.5	Further steps
The party must promptly do whatever any other party reasonably requires of it to give effect to this document and to perform its obligations under it.
15.6	Governing law and jurisdiction

(a)	This document is governed by and is to be construed in accordance with the laws applicable in New South Wales.

(b)	The party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.
15.7	Assignment

(a)	A party must not assign or deal with any right under this document without the prior written consent of the other parties.

(b)	Any purported dealing in breach of this clause is of no effect.
15.8	Counterparts
This document may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.
15.9	Entire understanding

(a)	This agreement constitutes the entire understanding between the parties as to the subject matter of this agreement.

(b)	All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this agreement are merged in and superseded by this agreement and are of no effect. No party is liable to any other party in respect of those matters.

(c)	No oral explanation or information provided by any party to another:
(i)	affects the meaning or interpretation of this agreement; or

(ii)	constitutes any collateral agreement, warranty or understanding between any of the parties.

(d)	To the extent of any inconsistency, this agreement prevails over any other document or agreement between the parties.
15.10	Indemnities
The indemnities in this agreement are continuing obligations, independent from the other obligations of the Company under this agreement and continue after this agreement ends. It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity under this agreement.
15.11	Enforceability
For the purpose of this agreement, the Underwriter is taken to be acting as agent and trustee on behalf of and for the benefit of all Indemnified Parties and all of those persons are to this extent taken to be parties to this agreement.
15.12	No fiduciary relationship
The Company and the Underwriter each acknowledge that the Company is contracting with the Underwriter on an arm’s length basis to provide the services under this agreement and the Underwriter is not acting as the Company’s agent or in a fiduciary capacity with respect to the Company and the Underwriter is not assuming any duties or obligations other than those set out expressly in this agreement. The parties further agree that it is not the intention of the parties to create a fiduciary relationship between the Company and the Underwriter. Nothing contained or implied in this agreement constitutes a party the partner, agent, or legal representative of another party for any purpose or creates any partnership, agency or trust, and no party has any authority to bind another party in any way.
15.13	Time is of the essence
Time is of the essence of this agreement.
15.14	Severability

(a)	Subject to clause 15.14(b), if a provision of this agreement is illegal or unenforceable in any relevant jurisdiction, it may be severed for the purposes of that jurisdiction without affecting the enforceability of the other provisions of this agreement.

(b)	Clause 15.14(a) does not apply if severing the provision:
(i)	materially alters the:
(A)	scope and nature of this agreement; or

(B)	the relative commercial or financial positions of the parties; or
(ii)	would be contrary to public policy.

Schedule 1
Timetable

	ASX Prescribed
	Business Days	Indicative Date

Execution of Underwriting Agreement		9 November 2007

Announcement Date - Announce Rights Issue		9 November 2007

Send letter to option holders to give notice of Offer		9 November 2007

Lodge Offer Cleansing Notice with ASX		9 November 2007

Lodge Appendix 3B with ASX	0	9 November 2007

Send notice to security holders containing information required by Appendix 3B

“Ex” date	2	13 November 2007

Record date	6	19 November 2007

Despatch Date	7	20 November 2007

Despatch Offer Document and Application Form to Eligible Shareholders

Announce Dispatch

Closing Date	17	4 December 2007

Closing date of acceptances (5pm AEST)

Advise ASX of under subscriptions (by 10am AEST)	20	7 December 2007

Shortfall Notification Date	20	7 December 2007

Company to give Underwriter a Shortfall Notice (by 4pm AEST)

Offer Allotment Date	23	12 December 2007

Issue and allot shares

Despatch holding statements

Confirm to ASX all information required by

	ASX Prescribed
	Business Days	Indicative Date

Appendix 3B

Secondary Cleansing Notice issued by Company		13 December 2007 to
		21 December 2007

Trading of Offer Shares commences	23	14 December 2007

Note: The dates referred to above may be varied under clause 5.1.

Schedule 2
Closing Certificate
(clause 4.1(c))

To:	WILSON HTM CORPORATE FINANCE LIMITED (Underwriter)
Attention:	Scott Colvin
Universal Biosensors, Inc (Company) hereby certifies to the Underwriter that as at the date of this Closing Certificate to the best of the knowledge and information of the undersigned Directors after due enquiry, other than as disclosed in the Closing Certificate:
(a)	the Company has complied with all of its obligations in respect of the Offer whether arising:
(i)	under the Underwriting Agreement; or

(ii)	the Corporations Act, Securities Act, Exchange Act, the Listing Rules, binding requirement or policy or guideline of ASIC or ASX or other applicable laws or otherwise;
(b)	the Company is not in default under the Underwriting Agreement and there has not been any breach by the Company of any of the terms, conditions and warranties given by the Company in that agreement;

(c)	the Offer Documents is not misleading or deceptive whether by material omission or otherwise except as previously disclosed to the Underwriter;

(d)	none of the events set out in clause 11.1 of the Underwriting Agreement has occurred;

(e)	the warranties set out in clause 8.1 of the Underwriting Agreement are accurate, true and correct and not misleading as at the date of this Closing Certificate; and

(f)	there has been no material adverse change in the financial position or prospects of the Company since the date of the Underwriting Agreement.
For the purposes of this Closing Certificate:
(a)	Underwriting Agreement means the underwriting agreement dated on or about [#insert#] November 2007 between the Underwriter and the Company; and

(b)	words and expressions used in this certificate shall have the meanings given to them in the Underwriting Agreement.
Dated:

Director	Director/ Company Secretary
For and on behalf of	For and on behalf of
Universal Biosensors, Inc.	Universal Biosensors, Inc.

Executed as an agreement.

Signed for and on behalf of Wilson	)
HTM Corporate Finance Limited by	)
its duly authorised signatories:	)

/s/ Scott John Colvin Officer		/s/ Mark Burns Officer

Scott John Colvin Name of Officer (print)		Mark Anthony Burns Name of Officer (print)

Executed by Universal Biosensors,	)
Inc.	)

/s/ Cameron Billingsley Company Secretary		/s/ Mark Morrisson Director

Cameron Billingsley Name of Company Secretary (print)		Mark Morrisson Name of Director (print)